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                                                                Exhibit 99.1

Allegheny Technologies                                          NEWS RELEASE


                                               Contact:   Dan L. Greenfield
                                                              412-394-3004

             ATI METALWORKING PRODUCTS RECEIVES UNFAVORABLE JUDGMENT

Pittsburgh, PA, April 29, 2005 - Allegheny Technologies Incorporated (NYSE:ATI) announced that it learned today that an unfavorable judgment has been issued in a case involving the Company's Metalworking Products business. The case relates to a disputed tantalum graded powder raw material supply arrangement in late 2000. As a result of this decision, Allegheny Technologies will reduce its first quarter 2005 net income by $5.3 million, or $0.05 per share, to $61.0 million, or $0.61 per share. This adjustment will be reflected in ATI's first quarter Form 10-Q.

"We are surprised and extremely disappointed with this decision and plan to appeal," said Jon D. Walton, Executive Vice President, Human Resources, Chief Legal and Compliance Officer and General Counsel of Allegheny Technologies.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $2.7 billion during 2004. The Company has approximately 9,000 full-time employees world-wide who use innovative technologies and advanced research and development to offer growing global markets a wide range of specialty materials solutions. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


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